Exhibit 10.4

EMPLOYMENT AGREEMENT

This AGREEMENT made as of October1, 2010, by and between INTERNAL FIXATION SYSTEMS, INC., a Florida corporation having its principal office at 5901 SW 74th Street, Suite 408, South Miami, Florida 33143 (hereinafter referred to as the "Company"), and Chistopher David Endara, currently residing at 18020 SW 83rd Avenue Palmetto Bay, Fl 33157, (hereinafter referred to as "Employee").

W I T N E S S E T H

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, pursuant to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1.           EMPLOYMENT.  The Company hereby employs Employee and Employee hereby agrees to be employed by the Company, subject to the terms and conditions hereinafter set forth.

2.           TERM.  The initial term of this Agreement shall begin on the date hereof (the "Employment Date") and shall continue for a period of three (3) year from that date, subject to prior termination in accordance with the terms hereof.  Thereafter, the term of this Agreement may be extended for two (2) additional one-year terms, at the sole option of the Company, and such other additional periods as shall be mutually agreed to in writing by Employee and the Company.

3.           DUTIES.  The Employee shall perform such duties and functions as are determined from time to time by the Board of Directors of the Company. In the performance of his duties, Employee shall comply with the policies of and be subject to the reasonable direction of the Board of Directors of the Company.

The Employee agrees to devote sufficient working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries or affiliates by which he may be employed; and Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder.

4.           COMPENSATION.  As compensation for the services to be rendered by Employee hereunder, the Company agrees to pay or cause to be paid to Employee, and Employee agrees to accept, an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) payable in bi-weekly installments.  The Company shall also grant to the Employee, effective as of the date of this Agreement, stock options (the "Options") to purchase up to One Hundred Fifty Thousand (150,000) shares of the Company's common stock at an exercise price of  Twenty Cents (20 cents) per share.  The Options shall not be exercisable in any respect until the first anniversary of their date of grant and shall thereafter be exercisable over a three-year period in accordance with the following vesting schedule:

Anniversary Date of Grant	Number of Vested Shares

First Anniversary Date	50,000 (or 33.3%)
Second Anniversary Date	50,000 (or 66.6%)
Third Anniversary Date	50,000 (or 100%)

6.           ADDITIONAL COMPENSATION. The Company may also pay Employee such other additional compensation as may from time to time be determined by the Company.  It is anticipated that the Board shall yearly set aside a Bonus Pool of 10% of the year over year EBITDA as calculated prior to any distribution of the Bonus Pool. Fifty percent of the Bonus Pool shall serve as bonuses of Executive Officer and the rest shall be distributed over the rest of the employees pursuant to Company Policy as may be adopted and changed by the Board of Directors.

7.           EMPLOYEE BENEFITS. During the period Employee is employed hereunder, Employee shall be permitted to participate in all group health, hospitalization and disability insurance programs, pension plans and similar benefits that are now or may become available to employees of the Company.

During the period Employee is employed hereunder, Employee shall be entitled to vacations in accordance with the vacation policy of the Company.

Employee shall be entitled to a car  allowance of $650.00 per month in lieu of being compensated on a mileage basis.

8.            REIMBURSEMENT OF EXPENSES.  ..During the period Employee is employed hereunder, the Company shall reimburse Employee for reasonable and necessary out-of-pocket expenses advanced or expended by Employee or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with its customary policies and practices; provided, however, that Employee shall not expend or incur any such expenses, individually or in the aggregate, in excess of Three Hundred Dollars $300.00 without the prior approval of the Chairman of the Board or Chief Employee Officer of the Company.  In this regard, during the Employment Period, Employee shall receive a monthly car allowance of Six Hundred Fifty Dollars ($650.00) in lieu of the expenses associated with the operation of his own automobile.

9.           TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)           The Employee's employment hereunder may be terminated at any time upon written notice by the Company, upon the occurrence of any of the following events:

(i)	the death of Employee;

(ii)	the disability of Employee (as defined in paragraph (b)); or

(iii)	the determination that there is cause (as hereinafter defined) for such termination upon thirty (30) days' prior written notice to Employee.

(b)           For purposes hereof, the term "disability" shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement.

(c)           For purposes hereof, "cause" shall mean and be limited to (i) Employee's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (ii) Employee's performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved would have occurred, (iii) Employee's breach of any of the representations, warranties or covenants set forth in this Agreement, or (iv) Employee's continuing, repeated, willful failure or refusal to perform his duties required by this Agreement, provided that Employee shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Employee an opportunity, as soon as practicable, to correct the acts or omissions complained of.  Whether or not "cause" shall exist in each case shall be determined by the Board of Directors of the Company in its sole discretion.

(d)           In the event that the Employee's employment is terminated for cause, Employee will be entitled to only his accrued salary through the termination date and nothing more.  In the event the Employee’s employment is terminated by the Company for any reason other than cause, Employee shall receive severance equal to one (1) year’s salary {and benefits}.

10.           REPRESENTATIONS AND AGREEMENTS OF EMPLOYEE.   The Employee represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions preventing the performance of his duties hereunder.

11.           NON-COMPETITION.

(a)           Employee agrees that if his employment is terminated for any reason or if he leaves the employ of the Company for any reason, for a period of three (3) years from the date of such termination of employment, he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which is competitive with the business activities of the Company or its subsidiaries ("Competitive Business"), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being or had been conducted in any manner whatsoever, or hire or attempt to hire for any Competitive Business any employee of the Company or any subsidiary thereof, or solicit, call on or induce others to solicit or call on, directly or indirectly, any customers or prospective customers of the Company for the purpose of inducing them to purchase or lease a product or service which may compete with any product or service of the Company; provided, however, that Employee may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company.

(b)           If any portion of the restrictions set forth in paragraph (a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c)           The Employee declares that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee agrees to the reduction of either said territorial or time limitation to such area or period which said court shall have deemed reasonable.

(d)           The existence of any claim or cause of action by Employee against the Company or any subsidiary other than under this Agreement shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

12.           NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)           The Employee shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary information, trade secrets, know-how, market studies and forecasts, competitive analyses, the substance of agreements with clients and others, client lists and any other documents embodying such confidential information.

(b)           All information and documents relating to the Company, its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Employee shall use his best efforts to prevent any publication or disclosure thereof.  Upon termination of Employee's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Employee's possession or control shall be returned and left with the Company.

13.           RIGHT TO INJUNCTION.  The Employee recognizes that the services to be rendered by him hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages.  In the event of a breach of this Agreement by Employee, the Company shall be entitled to injunctive relief or any other legal or equitable remedies.  Employee agrees that the Company may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of Employee to perform his agreements, representations and warranties herein contained.  The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

14.           AMENDMENT OR ALTERATION.  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

15.           GOVERNING LAW.  All matters concerning the validity, construction, interpretation and performance under this Agreement shall be governed by the laws of the State of Florida, without giving effect to any conflict of laws principles thereunder.

16.           SEVERABILITY.  The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17.           NOTICES.  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or sent by certified mail to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

18.           WAIVER OR BREACH.  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

19.           ENTIRE AGREEMENT AND BINDING EFFECT.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

20.           ASSIGNMENT.  This Agreement may not be transferred or assigned by either party without the prior written consent of the other party; provided, however, that if the Company transfers the IFS’s business to a new corporation formed as the successor-in-interest to the Company ("Newco"), the Company shall be entitled to assign all of its rights and obligations hereunder to Newco and thereafter all references to the Company herein will apply to, and be deemed to refer to, Newco.

21.           SURVIVAL.  The termination of Employee's employment hereunder shall not affect the enforceability of Sections 10 and 11 hereof.

22.           FURTHER ASSURANCES.  The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

23.           HEADINGS.  The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

24.           COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INTERNAL FIXATION SYSTEMS, INC.

By:	/s/Stephen J. Dresnick	/s/ Chris Endara
Name:	Stephen J. Dresnick	Chris Endara